Exhibit (d)(6)

Standard Industries Holdings Inc.

9 West 57th Street, 47th Floor
New York, NY  10019

April 26, 2021

Gibraltar Acquisition Holdings LLC
9 West 57th Street, 47th Floor
New York, New York  10019

Re: W. R. Grace & Co.  Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated April 26, 2021 (as may be amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among Gibraltar Acquisition Holdings LLC, a Delaware limited liability company (“Parent”), Gibraltar Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and W. R. Grace & Co., a Delaware corporation (the “Company”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned Subsidiary of Parent.  Capitalized terms used but not defined in this letter agreement shall have the meanings ascribed to them in the Merger Agreement.  This letter agreement is being delivered to Parent in connection with the execution of the Merger Agreement by Parent, Merger Sub and the Company.

1.          Commitment.  Pursuant to this letter agreement the undersigned (the “Investor”) subject to the conditions set forth herein and in the Merger Agreement, commits to purchase equity interests of Parent (or one or more of its Affiliates who are assigned Parent’s rights, interests and obligations under, and in accordance with, the Merger Agreement), solely for the purpose of enabling Parent to pay or cause to be paid the Merger Amounts due under the Merger Agreement, in an aggregate amount equal to the Commitment, immediately prior to the time Parent, Merger Sub and the Company become obligated under the Merger Agreement to effect the Closing.  Notwithstanding anything to the contrary, the Investor (together with its permitted assigns) shall not, under any circumstances, be obligated to purchase, directly or indirectly, equity interests from Parent or otherwise provide any funds to Parent in an amount exceeding the Commitment.  The term “Commitment” means:  (i) an amount equal to: $3,516 million; or (ii) such lesser amount as in the aggregate, together with the proceeds of the Debt Financing (or any alternative thereto pursuant to and subject to the conditions set forth in Section 6.03(c) of the Merger Agreement) and any other financing that is actually funded at the Closing and amounts deposited by the Company pursuant to Section 2.02(a) of the Merger Agreement, suffices to fully fund the Merger Amounts pursuant to, and in accordance with, the Merger Agreement. Standard Industries Inc., a direct subsidiary of the Investor (“Standard”) is a party to and has accepted a fully executed debt commitment letter dated April 26, 2021 (together with all exhibits and schedules thereto, the “Standard Debt Commitment Letter”) from the lenders party thereto (the “Standard Lenders”), pursuant to which the Standard Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein.  The debt financing committed pursuant to the Standard Debt Commitment Letter is collectively referred to in this letter agreement as the “Standard Debt Financing.”  The Investor has delivered to the Company a true, complete and correct copy of the executed Standard Debt Commitment Letter.  Except as expressly set forth in the Standard Debt Commitment Letter, there are no conditions precedent to the obligations of the Standard Lenders to provide the Standard Debt Financing, or any contingencies that would permit the Standard Lenders to reduce the total amount of the Standard Debt Financing, including any condition or other contingency relating to the amount or availability of the Standard Debt Financing pursuant to any “flex” provision.  The Investor does not have any reason to believe that Standard will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Standard Debt Commitment Letter on or prior to the Closing Date, nor does the Investor have Knowledge (as defined in the Merger Agreement with respect to Parent or Merger Sub) that any of the Standard Lenders will not perform its obligations thereunder.  There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Standard Debt Commitment Letter that could affect the availability, enforceability, conditionality or amount of the Standard Debt Financing contemplated by the Standard Debt Commitment Letter.  The Standard Debt Commitment Letter constitutes the legal, valid, binding and enforceable obligations of Standard and, to the Knowledge (as defined in the Merger Agreement with respect to Parent or Merger Sub) of Investor, all of the other parties thereto, subject to the Bankruptcy and Equity Exceptions, and is in full force and effect.  As of the date hereof, no event has occurred which (with or without notice, lapse of time or both) constitutes or would reasonably be expected to constitute a breach or failure to satisfy a condition by Standard under the terms and conditions of the Standard Debt Commitment Letter, and the Investor does not have any reason to believe that any of the conditions to the Standard Debt Financing will not be satisfied by Standard on a timely basis or that the Standard Debt Financing will not be available to Standard at the Closing.  Standard has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Standard Debt Commitment Letter on or before the date of this letter agreement, and will pay in full any such amounts due on or before the Closing Date.   The Standard Debt Commitment Letter has not been modified, amended or altered and none of the respective commitments thereunder has been withdrawn or rescinded in any respect, and, to the Knowledge (as defined in the Merger Agreement with respect to Parent or Merger Sub) of the Investor, no withdrawal or rescission thereof is contemplated.  No modification or amendment to the Standard Debt Commitment Letter is currently contemplated.  The Investor hereby represents and warrants to Parent that, at the Closing, the Investor will have sufficient cash or other sources of immediately available funds to fulfill the Commitment in accordance with the terms and subject to the conditions set forth herein.  Notwithstanding anything to the contrary herein, in no event shall the receipt or availability of any funds or financing by Investor, Parent or Merger Sub under the Standard Debt Commitment Letter be a condition to the Investor’s obligations under this letter agreement.  The Investor further represents and warrants to Parent that: (i) it has the power and authority to execute, deliver and perform this letter agreement; (ii) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary corporate or similar action; (iii) this letter agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding agreement of it enforceable by Parent against it in accordance with its terms (subject to the Bankruptcy and Equity Exceptions); and (iv) the execution, delivery and performance by it of this letter agreement does not and will not violate its organizational documents.

2.          Conditions; Termination.  The Investor’s obligation to fund the Commitment is subject to the terms of this letter agreement and to the satisfaction of the following conditions: (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver of all of the conditions set forth in Sections 7.01 and 7.03 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at such time) and (iii) the Debt Financing (or any alternative financing in accordance with Section 6.03(c) of the Merger Agreement) has been funded or will be funded at the Closing if the Cash Equity is funded at the Closing.  The obligation of the Investor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of: (1) the consummation of the Closing in accordance with the Merger Agreement and the funding of the Commitment; (2) a valid termination of the Merger Agreement in accordance with its terms (including, if payable thereunder, the payment of the Parent Termination Fee) (provided that, for the avoidance of doubt, any purported termination of the Merger Agreement in accordance with its terms that is not a valid termination shall not give rise to a termination of this letter agreement pursuant to this clause (2)); and (3) the assertion by the Company or any of its controlled Affiliates or its or their respective Representatives (acting at the direction or on behalf of the Company or any of its controlled Affiliates), claiming by, through or for the benefit of any of the foregoing, of any Claim under any legal theory, including under any Law (including Claims for fraud, breach of contract or implied warranty, failure of disclosure, tortious wrong or violation of securities Laws) against the Investor or any Related Party (as defined below) of the Investor, in connection with this letter agreement, the Merger Agreement, the Debt Commitment Letter, the Standard Debt Commitment Letter, the Voting Agreement, the Guaranty, the Confidentiality Agreement, or any of the transactions contemplated under those agreements or the ownership of Company Common Stock by the Investor or any Related Party of the Investor, in each case other than any Permitted Claim.  For the avoidance of doubt, Claims under clause (3) of the immediately preceding sentence include without limitation Claims regarding any oral representations made or alleged to have been made in connection with this letter agreement, the Merger Agreement, the Debt Commitment Letter, the Standard Debt Commitment Letter. the Voting Agreement, the Guaranty, the Confidentiality Agreement or any of the transactions contemplated by any of those agreements.  Not included within the meaning of “Claims” pursuant to clause (3) of the second preceding sentence are Claims: (A) against any counterparty to the Confidentiality Agreement (or a joinder thereto) pursuant to the terms thereof and subject to the limitations set forth therein; (B) against any counterparty to the Voting Agreement pursuant to the terms thereof and subject to the limitations set forth therein; (C) against Parent or Merger Sub under the Merger Agreement pursuant to the terms thereof and subject to the limitations set forth therein; or (D) against the Investor and its successors and permitted assigns (i) under the Guaranty pursuant to the terms of such Guaranty and subject to the limitations set forth therein and (ii) seeking an injunction or injunctions, specific performance or other equitable remedies to prevent breaches of this letter agreement or to enforce specifically the terms and provisions hereof pursuant to, and subject to the limitations of, Section 5 of this letter agreement and Sections 8.02, 9.10 and 9.15 of the Merger Agreement, or to enforce the Company’s rights to consent to certain matters as expressly provided in this letter agreement (each, a “Permitted Claim”).  For the avoidance of doubt, (I) the termination of the obligations of the Investor to fund the Commitment shall not, in and of itself, relieve any Person of any of its obligations or any liability under the Guaranty and (II) in no event shall the Investor have any obligation to make any payment under this letter agreement at any time after the Merger Agreement has been validly terminated in accordance with its terms in a circumstance that the Parent Termination Fee is not due and payable or all of the following shall have occurred:  (x) the Merger Agreement has validly been terminated in accordance with its terms, (y) the Parent Termination Fee is due and payable pursuant to Section 8.02 of the Merger Agreement and (z) the Investor or any Affiliate of the Investor has paid the Parent Termination Fee under the Guaranty pursuant to the terms thereof or Parent or any Affiliate thereof has paid the Parent Termination Fee under the Merger Agreement.  Sections 2, 3 and 5 through 10 of this letter agreement shall survive any such termination (in each case, provided that, for the avoidance of doubt, the foregoing shall not apply in the event of any purported termination of the Merger Agreement in accordance with its terms that is not a valid termination).

3.          No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement, but subject to the last sentence of this Section 3, by its acceptance of this letter agreement, Parent, by its acceptance hereof, covenants, acknowledges and agrees that no Person other than the Investor (and to the extent assigned pursuant to one or more assignees in accordance with Section 4 hereof, such permitted assignees) shall have any obligation hereunder and that, (a) notwithstanding that the Investor may be a corporation, no recourse hereunder or under any documents or instruments delivered in connection herewith, or in respect of any oral representations made or alleged to be made in connection herewith, shall be had against any former, current or future, direct or indirect director, manager, officer, employee, agent, financing source or Affiliate of the Investor, any former, current or future, direct or indirect holder of any equity interests or securities of the Investor (whether such holder is a limited or general partner, manager, member, stockholder, securityholder or otherwise), any former, current or future director, officer, employee, agent, financing source, general or limited partner, manager, management company, member, stockholder, securityholder, Affiliate, controlling Person or representative or assignee of any of the foregoing, or any former, current or future heir, executor, administrator, trustee, successor or assign of any of the foregoing, in each case, other than the Investor and its permitted assignees hereunder, and Parent, Merger Sub and their respective successors or permitted assignees under the Merger Agreement (any such Person or entity, other than the Investor and its permitted assignees hereunder, or Parent, Merger Sub and their respective successors or permitted assignees under the Merger Agreement, a “Related Party”) or any Related Party of the Investor’s Related Parties (including, without limitation, in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including, without limitation, in the event Parent or Merger Sub breaches its obligations under the Merger Agreement and including whether or not Parent’s or Merger Sub’s breach is caused by the breach by the Investor of its obligations under this letter agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law; and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of the Investor or any Related Party of the Investor’s Related Parties under this letter agreement or any documents or instruments delivered in connection herewith or with the Merger Agreement, in respect of any oral representation made or alleged to have been made in connection herewith or for any Claim based on, in respect of, or by reason of such obligations hereunder or by their creation.  Nothing in this letter agreement, express or implied, is intended to or shall confer upon any Person, other than Parent, the Company (as set forth in Section 5 of this letter agreement) and the Investor, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.  Notwithstanding the foregoing or anything to the contrary herein, nothing in this Section 3 shall be construed to impair, limit or prevent any Permitted Claim by the Company or any remedies in respect of any Permitted Claim.

4.          Assignment; No Modification; Entire Agreement.  Neither this letter agreement, including any of the rights, interests or obligations hereunder, nor the Investor’s commitment hereunder shall be assigned in whole or in part, by operation of Law or otherwise, to any other Person without the prior written consent of the other party hereto and the Company.  Any attempted assignment without such consent shall be null and void and of no force and effect.  Notwithstanding anything to the contrary, the Investor may assign its commitments under this letter agreement to an Affiliate of the Investor that agrees to assume the Investor’s obligations hereunder; provided, that (x) no such assignment under this letter agreement shall impair, hinder or delay the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this letter agreement, and (y) no such assignment shall relieve any Person of its obligations hereunder except in respect of any portion of the Commitment actually funded by such assignee and available to Parent at Closing to pay the Merger Amounts.  For purposes of the preceding sentence, 40 North Management LLC and its Affiliates shall be deemed to be Affiliates of the Investor.  This letter agreement may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by each of the parties hereto and the Company.  This letter agreement, taken together with the Merger Agreement, the Company Disclosure Schedule, the Guaranty, the Voting Agreement and the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between or among any of the Investor and Parent with respect to the subject matter of those agreements.  The Investor acknowledges that the Company has entered into the Merger Agreement in reliance upon, among other things, the commitments set forth in this letter agreement.

5.          Reliance; Enforcement.  This letter agreement may be relied upon only by Parent, provided, that, the Company may rely upon and enforce this letter agreement as an express third-party beneficiary of this letter agreement and may cause the Investor to perform its obligations hereunder to the extent that:  (a) the Company is awarded specific performance of Parent’s or Merger Sub’s obligation to cause the Cash Equity to be funded in accordance with the terms and conditions set forth in Section 9.10 of the Merger Agreement; or (b) the Company is enforcing its rights to consent to certain matters as provided for in this letter agreement.  The Investor agrees: (i) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason (other than as a result of (x) defenses to the payment of Merger Amounts that would be available to Merger Sub or Parent under the Merger Agreement and/or (y) the limitations set forth in Section 9.10 of the Merger Agreement); and (ii) any party seeking an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in accordance with this Section 5 shall not be required to provide proof of damages or any bond or other security as a prerequisite to obtaining such an order, injunction or other equitable relief.  Except as set forth in the foregoing sentences of this Section 5, nothing set forth in this letter agreement, express or implied, shall be construed to confer upon or give any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter agreement.  Parent’s creditors (other than the Company) shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement.  For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in the Merger Agreement, and notwithstanding that this letter agreement is referred to in the Merger Agreement, except as set forth in this Section 5, no party (including the Company and any of its respective Subsidiaries or Affiliates) other than Parent, shall have any rights against the Investor pursuant to this letter agreement.

6.          Confidentiality.  This letter agreement shall be treated as strictly confidential and is being provided to Parent solely in connection with the Merger Agreement and the transactions contemplated thereby.  This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement, Guaranty and the Commitment Letters), except with the written consent of the Investor.  Notwithstanding anything to the contrary, Parent, Merger Sub and the Company may disclose this letter agreement and the information herein:  (a) in connection with the enforcement of this letter agreement, the Merger Agreement and the Guaranty; and (b) to the extent necessary to comply with applicable Laws, the rules of any national securities exchange and requirements with respect to any SEC filings.  For the avoidance of doubt, the Company may disclose the existence of, and parties to, this letter agreement, and the amount of the Commitment, and, to the extent necessary to comply with applicable Laws, the Company may include a description of the other terms and conditions of this letter agreement, in any proxy statement or report required to be filed by the Company with the SEC in connection with the Merger Agreement and the transactions contemplated thereby. Notwithstanding the foregoing, this letter agreement may be provided to the Company, and to its advisors who have been directed to treat this letter agreement as confidential, and the Company shall cause such advisors to so treat this letter agreement as confidential.

7.          Counterparts.  This letter agreement may be executed in multiple counterparts (including by means of facsimile or email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  This letter agreement will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

8.          Governing Law.  This letter agreement and all rights, Claims and causes of action of the parties (whether in contract or in tort  or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this letter agreement or the negotiation, execution, due diligence, performance or subject matter hereof, shall be governed by, and construed in accordance, with the Laws of the State of Delaware, without regard to principles of conflict of laws thereof or of any other jurisdiction.

9.          Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS LETTER AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH.  EACH PARTY CERTIFIES AND ACKNOWLEDGES (A) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS AND (C) THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.

10.          Jurisdiction; Venue.

(a)          All Claims arising out of, under or in connection with this letter agreement or any of the transactions contemplated hereby shall be raised to and exclusively determined by the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), to whose jurisdiction and venue the parties irrevocably and unconditionally consent and submit.  Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of Claim arising out of this letter agreement or any of the transactions contemplated hereby in such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail in the manner provided in Section 9.02 of the Merger Agreement, at the address of Parent as set out in Section 9.02 of the Merger Agreement, shall be effective service of process for any Claim brought against such Party in any such court.

(b)          Each of the parties (i) irrevocably consents to submit itself, and hereby irrevocably submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this letter agreement or any of the transactions contemplated hereby, (ii) irrevocably agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) irrevocably agrees that it will not bring any action relating to or arising out of this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) irrevocably consents to service of process being made in the manner provided in Section 9.02 of the Merger Agreement, in the case of the Investor, mutatis mutandis.

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Date: April 26, 2021

Very Truly Yours,

STANDARD INDUSTRIES HOLDINGS INC.

By: /s/ John Rebele
John Rebele
Executive Vice President and Chief Financial Officer

Accepted and Agreed

GIBRALTAR ACQUISITION HOLDINGS LLC

By:	/s/ David J. Millstone
Name: David J. Millstone
Title: Co-Executive Chairman, Chief Executive Officer & President